ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Funds Variable Insurance Trust

Columbia Variable Portfolio – Long Government/Credit Bond Fund

(formerly known as Columbia Variable Portfolio – Core Bond Fund)

Effective May 1, 2016, the Fund made certain changes to its principal investment strategies. Such revised principal investment strategies are described in a supplement, dated February 18, 2016, to the Fund’s prospectus filed with the Securities and Exchange Commission on February 18, 2016 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-16-467995), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.

Variable Portfolio – Lazard International Equity Advantage Fund

(formerly known as Variable Portfolio – Pyrford International Equity Fund)

Effective May 1, 2016, the Fund made certain changes to its principal investment strategies in connection with the change to the subadviser to the Fund. These changes included, among other things, allowing the Fund to invest in companies across all market capitalizations, as well as investing in REITS, warrants, rights and ETFs. Such revised policies are described in a supplement, dated March 10, 2016, to the Fund’s prospectus filed with the Securities and Exchange Commission on March 10, 2016 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-16-499601), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.